Exhibit 99.1

661 East Davis Street
Post Office Box 703
Elba, Alabama 36323

PRESS RELEASE
FOR IMMEDIATE RELEASE
For Additional Information: Contact Brian McLeod - Chief Financial Officer @ (334) 897-2273.
The National Security Group, Inc. Releases Earnings

ELBA, ALABAMA (November 13, 2015)…The National Security Group, Inc. (NASDAQ:NSEC) results for the three months and nine months ended September 30, 2015 and 2014, based on accounting principles generally accepted in the United States of America, were reported today as follows:

Unaudited Consolidated Financial Summary	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Gross premiums written	$17,253,000	$16,796,000	$52,037,000	$51,153,000
Net premiums written	$15,489,000	$15,011,000	$47,523,000	$45,776,000

Net premiums earned	$15,104,000	$14,374,000	$44,690,000	$42,298,000
Net investment income	714,000	824,000	2,472,000	2,802,000
Net realized investment gains	130,000	141,000	517,000	541,000
Gain on company owned life insurance	—	—	—	1,621,000
Other income	154,000	158,000	468,000	404,000
Total Revenues	16,102,000	15,497,000	48,147,000	47,666,000
Policyholder benefits and settlement expenses	8,170,000	7,172,000	25,867,000	24,191,000
Amortization of deferred policy acquisition costs	905,000	946,000	2,722,000	2,717,000
Commissions	2,086,000	2,166,000	6,230,000	6,160,000
General and administrative expenses	1,707,000	1,719,000	5,806,000	6,158,000
Taxes, licenses and fees	468,000	514,000	1,641,000	1,565,000
Interest expense	346,000	380,000	1,008,000	1,148,000
Total Benefits, Losses and Expenses	13,682,000	12,897,000	43,274,000	41,939,000
Income Before Income Taxes	2,420,000	2,600,000	4,873,000	5,727,000
Income tax expense (benefit)	804,000	803,000	1,326,000	997,000
Net Income	$1,616,000	$1,797,000	$3,547,000	$4,730,000
Income Per Common Share	$0.64	$0.72	$1.41	$1.89
Reconciliation of Net Income to non-GAAP Measurement
Net income	$1,616,000	$1,797,000	$3,547,000	$4,730,000
Income tax expense (benefit)	804,000	803,000	1,326,000	997,000
Realized investment gains, net	(130,000)	(141,000)	(517,000)	(541,000)
Gain on company owned life insurance	—	—	—	(1,621,000)
Pretax Income (Loss) From Operations	$2,290,000	$2,459,000	$4,356,000	$3,565,000

Three months ended September 30, 2015 compared to three months ended September 30, 2014:

Premium Revenue:
For the quarter ended September 30, 2015, net premiums earned were up $730,000 at $15,104,000 for the third quarter of 2015 compared to $14,374,000 for the third quarter of 2014, an increase of 5.1%. The primary reasons for the increase in net earned premiums were a reduction in P&C segment catastrophe reinsurance costs (ceded premiums) of $184,000 coupled with a 3.3% increase in P&C segment direct premium earned.

Net Income:
For the three months ended September 30, 2015, the Company had net income of $1,616,000, $0.64 per share, compared to net income of $1,797,000, $0.72 per share, for the same period in 2014, a decrease of $181,000. The primary reason for the decline in net income was an increase in policyholder benefit and settlement expenses (claims). In the third quarter of 2015 claims were 54.1% of net premium earned compared to 49.9% of net premium earned in the third quarter of last year. The primary factor contributing to the increase in claims was a moderate increase in both fire and wind related losses in the P&C segment in the third quarter of 2015 compared to third quarter of 2014.

Pretax income from operations:
A primary non-GAAP financial measure used by management is pretax income from operations. This measure consists of income before income taxes adjusted for realized investment gains and losses and, for 2014, gains on company owned life insurance. This measure provides a means of comparing the results of our core operations without the impact of items that are more unpredictable and less consistent from year to year. A reconciliation of pretax income from operations is presented in the table above.

For the three months ended September 30, 2015, pretax income from operations was $2,290,000 compared to pretax income from operations of $2,459,000 for the three months ended September 30, 2014. The primary factor contributing to the pretax income from operations in the third quarter of 2015 was a 5.1% or $730,000 increase in net premiums earned compared to the same period last year. Partially offsetting this improvement was a moderate increase in consolidated claims cost, primarily due to an increase in property and casualty segment fire and wind related claims.

Nine months ended September 30, 2015 compared to nine months ended September 30, 2014:

Premium Revenue:
For the nine months ended September 30, 2015, net premiums earned were up $2,392,000 at $44,690,000 for the first nine months of 2015 compared to $42,298,000 for the first nine months of 2014. The primary reasons for the increase in net earned premiums were a reduction in P&C segment catastrophe reinsurance costs (ceded premiums) of $688,000 coupled with a 4.0% increase in P&C segment direct premium earned.

Net Income:
For the nine months ended September 30, 2015, the Company had net income of $3,547,000, $1.41 per share, compared to net income of $4,730,000, $1.89 per share, for the same period in 2014, a decrease of $1,183,000. The primary reason for the decline in 2015 year to date earnings compared to 2014 was a $1.6 million gain on company owned life insurance realized during the first half of 2014.

Pretax income from operations:
For the nine months ended September 30, 2015, pretax income from operations was $4,356,000 compared to $3,565,000 for the nine months ended September 30, 2014, an increase of $791,000.

The primary factors contributing to the increase in year to date pretax income from operations were a $688,000 decrease in catastrophe reinsurance cost coupled with a 3.6% increase in gross earned premiums. Partially offsetting these positive factors was a slight increase in the ratio of claims to net earned premiums to 57.9% compared to 57.2% in the first nine months of last year. This moderate increase was primarily driven by an increase in fire losses in the P&C segment.

Balance Sheet highlights at September 30, 2015 compared to December 31, 2014

Selected Balance Sheet Highlights	September 30, 2015	December 31, 2014
(dollars in thousands)
Invested Assets	$109,157	$109,549
Cash	$10,644	$6,426
Total Assets	$149,499	$144,865
Policy Liabilities	$78,060	$74,115
Total Debt	$18,372	$19,572
Accumulated Other Comprehensive Income	$1,601	$2,772
Shareholders' Equity	$44,910	$42,757
Book Value Per Share	$17.88	$17.05

Invested Assets:
Invested assets as of September 30, 2015 were $109,157,000 down $392,000, or 0.4%, compared to December 31, 2014. The decrease in invested assets was primarily due to a $444,000 reduction in investment real estate related to the sale of property during 2015.

Cash:
The Company, primarily through its insurance subsidiaries, had $10,644,000 in cash and cash equivalents at September 30, 2015, compared to $6,426,000 at December 31, 2014. Positive cash flow from insurance operations was the primary contributor to the increase in cash for the nine months ended September 30, 2015.

Total Assets:
Total assets as of September 30, 2015 were $149,499,000 compared to $144,865,000 at December 31, 2014. The $4,218,000 increase in cash during the first nine months of 2015, driven by positive cash flow from insurance operations, was the primary contributor to the increase in total assets.

Debt Outstanding:
Total debt at September 30, 2015 was $18,372,000 compared to $19,572,000 at December 31, 2014. Debt was reduced $1,200,000 during the first nine months in 2015. The primary reason for the decline was the reduction of balances in revolving lines of credit in the Holding Company.

Shareholders' Equity:
Shareholders' equity as of September 30, 2015 was $44,910,000 up $2,153,000 compared to December 31, 2014 Shareholders' equity of $42,757,000. Book value per share was $17.88 at September 30, 2015, compared to $17.05 per share at December 31, 2014, an increase of $0.83. The primary factor contributing to the increase in Shareholders' equity was net income of $3,547,000. Offsetting the increase in Shareholders' equity was a decrease in accumulated other comprehensive income of $1,171,000. The decline in accumulated other comprehensive income was primarily driven by interest rate related decreases in market values of available for sale investment securities primarily in our fixed income portfolio.

The National Security Group, Inc. (NASDAQ Symbol: NSEC), through its property and casualty and life insurance subsidiaries, offers property, casualty, life, accident and health insurance in ten states. The Company writes primarily personal lines property coverage including dwelling fire and windstorm, homeowners and mobile homeowners lines of insurance. The Company also offers life, accident and health, supplemental hospital and cancer insurance products. The Company was founded in 1947 and is based in Elba, Alabama. Additional information about the Company, including additional details of recent financial results, can be found on our website: www.nationalsecuritygroup.com.